Exhibit 23.4
Consent of Independent Registered Accounting Firm
We consent to the inclusion in this registration statement on Amendment No. 4 to Form S-1 and Prospectus of our report dated December 9, 2004, on our audits of the financial statements of Oil Tool Rentals, Inc., as of and for the periods ended December 31, 2002, December 31, 2003 and September 30, 2004, of our report dated December 9, 2004, on our audit of the consolidated financial statements of Hamm Co., as of and for the period ended September 30, 2004, and of our report dated February 27, 2004, on our audit of the consolidated financial statements of Hamm Co., as of and for the period ended December 31, 2003. We also consent to the references to our firm under the caption “Experts.”
/s/ BKD, LLP
Tulsa, Oklahoma
March 17, 2006